UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2008

First Commonwealth Financial Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	001-11138	25-1428528
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22 North Sixth Street, Indiana, PA	15701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (724) 349-7220

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 19, 2008, the Executive Compensation Committee (the “Committee”) of the Board of Directors of First Commonwealth Financial Corporation approved an Annual Cash Incentive Plan for 2008 and a Long-Term Incentive Plan for 2008 through 2010. These plans entitle certain of our executive officers, including John J. Dolan, President and Chief Executive Officer, Edward J. Lipkus, III, Executive Vice President and Chief Financial Officer, Sue A. McMurdy, Executive Vice President and Chief Information Officer, David R. Tomb, Jr., Senior Vice President, Secretary and Treasurer, and William R. Jarrett, Executive Vice President and Chief Audit Executive (who were our “named executive officers” based on 2007 total compensation), to receive compensation based on the attainment of certain performance objectives established in the plans. Below is a summary of the material terms of the plans.

2008 Annual Incentive Plan

Under the terms of the 2008 Annual Cash Incentive Plan, each participating executive has the opportunity to earn a cash bonus equal to a percentage of his or her base salary subject to the attainment of First Commonwealth’s corporate performance goals and the individual’s performance goals during 2008. For participants other than the Chief Executive Officer (“CEO”), corporate performance goals are assigned an aggregate weighting of 70% and individual goals are assigned an aggregate weighting of 30%. For the CEO, corporate performance goals are assigned an aggregate weighting of 80% and individual goals are assigned an aggregate weighting of 20%.

The corporate performance goals under the Annual Incentive Plan and their weightings are as follows:

Goal	Weighting for CEO	Weighting for Other Participants
Earnings Per Share*	40%	25%
Return on Equity*	40%	20%
Revenue Growth*	—	20%
Growth in Households	—	5%
Total:	80%	70%

*	Earnings per share, return on equity and revenue growth are based on our 2008 results of operations, as adjusted to exclude the effects of any extraordinary, unusual, special or one-time items, or legal, accounting or regulatory changes, in each case, as determined by the Committee in its sole discretion.

Individual performance goals vary for each participant, can be qualitative or quantitative, and generally relate to significant projects or milestones for the executive’s division, function or business unit.

2008-2010 Long-Term Incentive Plan

Under the 2008-2010 Long-Term Incentive Plan, each participating executive has the opportunity to earn incentive compensation equal to a percentage of his or her base salary subject to the attainment of First Commonwealth’s corporate performance goals during the three-year period ending December 31, 2010. The corporate performance goals under the Long-Term Incentive Plan and their weightings are as follows: (1) return on equity – 50%, and (2) cumulative earnings per share – 50%.

The Committee reserved the right, in its sole discretion, to settle any award granted under the plan using shares of common stock having a fair market equal to the amount of the award that would otherwise be payable under the plan. Shares may be subject to vesting conditions based solely on continued service for a period of up to three years, with the actual vesting terms (if any) to be determined by the Committee at the time of issuance. However, in no event may the Committee settle awards in stock unless the shares are issued pursuant to an equity incentive plan that is approved by our shareholders in accordance with New York Stock Exchange rules.

Target Awards for Named Executives

Each plan establishes “threshold,” “target” and “maximum” levels of performance for each goal and a target award opportunity that is expressed as a percentage of the participant’s base salary. Performance at the threshold level results in a payout equal to 50% of the target award; performance at the target level results in a payout equal to 100% of the target award; and performance at the maximum level results in a payout equal to 150% of the target award. Payouts are prorated if a corporate performance measure falls between threshold and target or between target and maximum levels. However, no payout will be made under the 2008 Annual Incentive Plan unless the company achieves earnings per share at or above the threshold level for that goal.

The target awards for the named executive officers under the 2008 Annual Incentive Plan and the 2008-2010 Long-Term Incentive Plan are as follows:

Executive	Target Award Base Salary Percentage	Target Award Amount*
John J. Dolan
Annual Incentive	50%	$230,000
Long-Term Incentive	50%	$230,000

Edward J. Lipkus, III
Annual Incentive	35%	$89,250
Long-Term Incentive	35%	$89,250

Sue A. McMurdy
Annual Incentive	25%	$71,250
Long-Term Incentive	25%	$71,250

Executive	Target Award Base Salary Percentage	Target Award Amount*
David R. Tomb, Jr.
Annual Incentive	25%	$67,000
Long-Term Incentive	25%	$67,000

William R. Jarrett
Annual Incentive	— **
Long-Term Incentive	25%	$67,437

*	Estimated based on the executive’s current annual base salary. If a participant’s base salary is adjusted during the applicable performance period, the Committee has the discretion to prorate the base salary level over the performance period for purposes of determining actual awards.
**	Mr. Jarrett does not participate in our Annual Incentive Plan to avoid the risk of conflicts of interest in his oversight of our internal audit function.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 25, 2008

FIRST COMMONWEALTH FINANCIAL CORPORATION

	By:	/s/ Edward J. Lipkus, III
	Name:	Edward J. Lipkus, III
	Title:	Executive Vice President and CFO